U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person Shafiq Nazerali	2. Date of Event Requiring Statement (Month/Day/Year) December 20, 2002	4. Issuer Name and Ticker or Trading Symbol Jure Holdings, Inc. "JURH"
(Last) (First) (Middle) General Guisan -Quai 36	3. IRS or Social Security Number of Reporting Person (Voluntary)	5. Relationship of Reporting Person to Issuer (Check all applicable) Director X 10% Owner Officer (give Other (Specify below) title below)	6. If Amendment, Date of Original (Month/Day/Year)
(Street) CH-8002 Zurich, Switzerland
(City) (State) (Zip)	Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock	1,936,192	(D)	N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.		(Over)
(Print or Type Responses)		SEC 1473 (8-92)

FORM 3 (continued)	Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Explanation of Responses:

** Intentional misstatements or omission of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)..	_______________________________ **Signature of Reporting Person	April 18, 2003 Date
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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SEC 1473 (8-92)